EXHIBIT 10(b)

                                 AMENDMENT NO. 2
                                     TO THE
                       KULICKE AND SOFFA INDUSTRIES, INC.
                      1998 EMPLOYEE INCENTIVE STOCK OPTION
                       AND NON-QUALIFIED STOCK OPTION PLAN

     WHEREAS, Kulicke and Soffa Industries, Inc. (the "Company") established the Kulicke and Soffa Industries, Inc. 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan (the "Plan"), effective November 11, 1998, and amended one time thereafter, for the benefit of its eligible employees and eligible employees of its subsidiaries;

     WHEREAS, the Company reserved the right to amend the Plan at any time, subject to certain inapplicable limitations; and

     WHEREAS, the Company desires to amend the Plan in order (i) to clarify the method of paying the exercise price of options granted under the Plan, and (ii) to add a service requirement to the definition of "Retirement";

     NOW, THEREFORE, with respect to options granted on or after May 16, 2000, the Kulicke and Soffa Industries, Inc. 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan is hereby amended as follows:

     The first sentence of Subparagraph (b)(4)(B) (Manner of Payment) of Section 6 (Options) is amended to read as follows: The Option price shall be payable:

          (i) In cash or its equivalent;

          (ii) In Common Shares previously acquired by the Key Employee; provided that if such Common Shares were acquired through the exercise of an ISO or NQSO, such shares have been held by the Key Employee for such period of time as required to be considered "mature" shares for purposes of accounting treatment; or

          (iii) In any combination of (i) and (ii) above.

The last paragraph of Subparagraph (b)(6) (Exercise upon Retirement of Key Employee) of Section 6 (Options) is amended to read as follows:

          For purposes of this Plan, Retirement shall mean a Key Employee's retirement from the Company and its Subsidiaries at or after attaining age 65 and completing at least five years of employment with the Company and its Subsidiaries, or before such time if expressly agreed to by the Company.



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The second paragraph of Paragraph (e) (Withholding and Use of Shares to Satisfy
Tax Obligations) of Section 12 (Miscellaneous) is amended to read as follows:

          In order to satisfy the withholding requirements of applicable federal tax laws, Key Employees may satisfy the minimum required federal withholding tax, in whole or in part, by returning to the Company Common Shares, which shares shall be valued, for this purpose, at their Fair Market Value on the date of exercise of the Option (or if later, the date on which the Key Employee recognizes ordinary income with respect to such exercise) ("Determination Date"). Alternatively, the Committee, in its discretion, may permit the Key Employee to satisfy the minimum required federal withholding tax, in whole or in part, by electing to have the Company withhold Common Shares. An election to use Common Shares to satisfy tax withholding requirements must be made in compliance with and subject to any withholding rules adopted by the Committee. The Company may not withhold shares in excess of the number necessary to satisfy the minimum required federal income tax withholding requirements. In the event Common Shares acquired under the exercise of an Option, granted under this Plan or any other plan of the Company, are used to satisfy such withholding requirement, such Common Shares must have been held by the Key Employee for such period of time as required to be considered "mature" shares for purposes of accounting treatment.

     IN WITNESS WHEREOF, Kulicke and Soffa Industries, Inc. has caused this Amendment No. 2 to be executed this ________ day of ________________, 2000.



[Seal]                                    KULICKE AND SOFFA INDUSTRIES, INC.



Attest:                                   By:
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